Exhibit (d)(31)

AMENDED AND RESTATED

APPENDIX B

TO THE INVESTMENT MANAGEMENT AGREEMENT

This Amended and Restated Appendix B, as amended April 30, 2018 (“Appendix A”), to the Ivy Variable Insurance Portfolios Investment Management Agreement dated July 29, 2016 (the “Agreement”), is effective as of April 30, 2018, and supersedes any prior Appendix B to the Agreement.

IVY VARIABLE INSURANCE PORTFOLIOS

FEE SCHEDULE

A cash fee computed each day on net asset value for each Fund at the annual rates listed below:

International Core Equity
Net Fund Assets	Fee
Up to $1 billion	0.85%
Over $1 billion and up to $2 billion	0.83%
Over $2 billion and up to $3 billion	0.80%
Over $3 billion	0.76%

Micro Cap Growth
Net Fund Assets	Fee
Up to $1 billion	0.95%
Over $1 billion and up to $2 billion	0.93%
Over $2 billion and up to $3 billion	0.90%
Over $3 billion	0.86%

Natural Resources
Net Fund Assets	Fee
Up to $1 billion	0.85%
Over $1 billion and up to $2 billion	0.83%
Over $2 billion and up to $3 billion	0.80%
Over $3 billion and up to $5 billion	0.76%
Over $5 billion and up to $10 billion	0.73%
Over $10 billion	0.70%

Pathfinder Moderate - Managed Volatility
Net Fund Assets	Fee
Up $500 million	0.20%
Over $500 million and up to $1 billion	0.17%
Over $1 billion	0.15%

Pathfinder Moderately Aggressive – Managed Volatility
Net Fund Assets	Fee
Up $500 million	0.20%
Over $500 million and up to $1 billion	0.17%
Over $1 billion	0.15%

Pathfinder Moderately Conservative – Managed Volatility
Net Fund Assets	Fee
Up $500 million	0.20%
Over $500 million and up to $1 billion	0.17%
Over $1 billion	0.15%

Securian Real Estate Securities
Net Fund Assets	Fee
Up to $1 billion	0.90%
Over $1 billion and up to $2 billion	0.87%
Over $2 billion and up to $3 billion	0.84%
Over $3 billion	0.80%

Small Cap Core
Net Fund Assets	Fee
Up to $1 billion	0.85%
Over $1 billion and up to $2 billion	0.83%
Over $2 billion and up to $3 billion	0.80%
Over $3 billion	0.76%